Exhibit 99.1

GREENBROOK TMS INC.

AMENDED AND RESTATED

OMNIBUS EQUITY INCENTIVE PLAN

Greenbrook TMS Inc. (the “Corporation”) hereby adopts this Amended and Restated Omnibus Equity Incentive Plan for certain Employees, Directors and Consultants of the Corporation and/or its Affiliates.

Article 1
Purpose

1.1	Purpose.

The purpose of the Plan is to attract and retain Employees, Directors and Consultants of the Corporation and/or its Affiliates, and to ensure that interests of key persons are aligned with the success of the Corporation and its Affiliates.

Article 2
Interpretation

2.1	Definitions.

In the Plan, the following terms have the following meanings:

“Active Employment” or “Actively Employed” means a person is employed and actively performing employment duties for the Corporation or any of its Affiliates, or is on a leave of absence approved by the Corporation or any of its Affiliates. “Active Employment” or “Actively Employed” does not include any period during, or in respect of, which the person is receiving or is entitled to receive payments in lieu of notice, severance pay or damages for wrongful dismissal or otherwise, in each case, under statute, contract, common law or otherwise. For purposes of the Plan, an Employee is not Actively Employed if his or her employment has been terminated by his or her resignation or by the Corporation or any of its Affiliates, regardless of whether the Employee’s employment has been terminated with or without cause, with or without notice, lawfully or unlawfully;

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, including any partner, member, shareholder or other equity holder of such Person or manager, director, officer or employee of such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings;

“Award” means an Option, RSU or PSU (and Dividend Share Unit) granted under the Plan (as the context requires);

“Award Agreement” means an Option Agreement, an RSU Agreement or a PSU Agreement (as the context requires);

“Blackout Period” means the period of time when, pursuant to any policies or determinations of the Corporation, securities of the Corporation may not be traded by insiders or other specified persons, including any period in which insiders or other specified persons are in possession of material undisclosed information, but excluding any period during which a regulator has halted trading in the Corporation’s securities;

“Board” means the board of directors of the Corporation;

“Business Day” means any day on which the Toronto Stock Exchange is open for business;

“Canadian Participants” means Participants who are residents for purposes of the Income Tax Act (Canada), or otherwise performing services in Canada for which the compensation under the Plan is not exempt from taxation under the Income Tax Act (Canada);

“Cause” means:

(a)	with respect to any Employee or Consultant, (i) in the case where there is an employment or consulting agreement or arrangement in effect between the Corporation or one of its Affiliates and the Participant that defines “cause” (or words of like import), “cause” as defined under such agreement or arrangement; or (ii) in the case where there is no such agreement or arrangement in effect between the Corporation or one of its Affiliates and the Participant:

(A)	theft, fraud, dishonesty or misconduct by the Participant involving the property, business or affairs of the Corporation or any of its Affiliates or the carrying out of the Participant’s duties to the Corporation or any of its Affiliates;

(B)	any material breach or non-observance by the Participant of any term of any employment or consulting agreement or arrangement between the Participant and the Corporation or any of its Affiliates, the Plan or any non-competition, non-solicitation, confidentiality or intellectual property covenants between the Participant and the Corporation or any of its Affiliates;

(C)	the material failure by the Participant to perform the Participant’s duties with the Corporation or any of its Affiliates provided that the Participant has been given notice in writing thereof and a reasonable period of time in which to rectify such failure;

(D)	the failure of the Participant to comply with the Participant’s fiduciary duties to the Corporation or any of its Affiliates; or

(E)	the Participant’s conviction of, or plea of guilty or no contest to, or entering into a pre-trial diversion program for, a criminal offence, felony, or a crime or offence involving moral turpitude;

(b)	with respect to a Director, a determination by a majority of the disinterested Board members that such Director has engaged in any of the following; (i) malfeasance in office; (ii) fraud, gross negligence or willful misconduct; (iii) false or fraudulent misrepresentation inducing the Director’s appointment; (iv) willful conversion of corporate funds; or (v) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance;

“Change in Control” means: (i) the sale of all or substantially all of the consolidated assets of the Corporation and the Subsidiaries to a Third Party Purchaser; (ii) a sale resulting in no less than a majority of the Common Shares (or other voting shares of the Corporation) on a fully diluted basis being held by a Third Party Purchaser; (iii) a merger, consolidation, recapitalization or reorganization of the Corporation with or into a Third Party Purchaser that results in the inability of the holders of Common Shares (or other voting shares of the Corporation) to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company; or (iv) any additional event that the Board determines is a Change in Control;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Code Section 409A” means Section 409A of the Code and the U.S. Treasury Regulations and other guidance promulgated thereunder;

“Common Shares” means the common shares in the capital of the Corporation and any securities into which such common shares may hereafter be converted, changed, reclassified or exchanged;

“Consultant” means an individual consultant or a consultant entity, other than an Employee or Director that:

(a)	is engaged to provide services on a bona fide basis to the Corporation or any of its Affiliates, other than services provided in relation to a distribution of securities of the Corporation or any of its Affiliates;

(b)	provides the services under a written contract with the Corporation or any of its Affiliates; and

(c)	spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or any of its Affiliates,

and includes, (i) for an individual consultant, (A) a company of which the individual consultant is an employee or shareholder; or (B) a partnership of which the individual consultant is an employee or partner, and (ii) for a consultant that is not an individual, an employee or director of the consultant, provided that the individual employee or director spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or any of its Affiliates;

“Director” means a member of the Board from time to time who is neither an Employee nor a Consultant;

“Disability” means the Participant’s inability to substantially fulfill his or her duties to the Corporation or any of its Affiliates for a continuous period of six months or more or the Participant’s inability to substantially fulfill his or her duties to the Corporation or any of its Affiliates for an aggregate period of six months or more during any consecutive 12-month period, (taking into account any accommodation by the Corporation or any of its Affiliates as is required under applicable law); if there is any disagreement between the Corporation and the Participant as to the Participant’s Disability or as to the date any such Disability began or ended, the same shall be determined by a physician mutually acceptable to the Corporation and the Participant whose determination shall be conclusive evidence of any such Disability and of the date any such Disability began or ended;

“Dividend Share Unit” has the meaning ascribed to such term in Section 5.5;

“Employee” means (subject to any applicable securities laws) a full-time or part-time employee of the Corporation or any of its Affiliates;

“Exchange” means the Toronto Stock Exchange, The Nasdaq Stock Market LLC or other stock exchange comparable or trading system as is approved by the Board (as the context requires);

“Fair Market Value” means with respect to a Common Share or other security, as of any date, (i)(a) for United States residents, the closing price reported on The Nasdaq Stock Market LLC on such date, or (b) for residents of any other jurisdiction (including Canada), the closing price reported on the Toronto Stock Exchange on such date, or, in each case, if there is no sale of such Common Share or other security on such date, then on the last previous date on which there was a sale on the applicable securities exchange, or (ii) if such Common Share or other security is not then traded on an established securities market, the fair market value of such Common Share or other security as determined by the Board (by the reasonable application of a reasonable valuation method), provided that no illiquidity or minority or similar discount is applied;

“Grant Date” means, for any Award, the date specified by the Board at the time it grants the Award (provided, however, that such date shall not be prior to the date the Board acts to grant the Award);

“insider” has the meaning attributed thereto in the Toronto Stock Exchange Company Manual in respect of the rules governing security-based compensation arrangements, as amended from time to time;

“Intrinsic Value” means, with respect to an Option, an amount equal to the excess, if any, of the Fair Market Value of a Common Share as of the applicable date of determination over the Option Price;

“Investor” means Greybrook Health Inc., an Ontario corporation, and any successors thereto;

“Notice” means a notice substantially in the form set out as Schedule B to the Plan, as amended by the Board from time to time;

“Option” means the right to purchase Common Shares granted under the Plan pursuant to the terms and conditions of an Option Agreement;

“Option Agreement” means an agreement between the Corporation and an Employee, Director or Consultant evidencing the grant of an Option and the terms and conditions of such Option, which shall substantially be in the form of Schedule A hereto or such other form(s) as determined by the Board, in its discretion from time to time, specifying the terms and conditions of an Option;

“Optionee” means an Employee, Director or Consultant who holds Options granted under the Plan pursuant to an Option Agreement;

“Option Price” means the purchase price per Optioned Share determined in accordance with Section 4.3;

“Optioned Shares” means the Common Shares which may be purchased by an Optionee pursuant to an Option;

“Participant” means any Employee, Director or Consultant to whom an Award is granted;

“Performance Period” means, with respect to PSUs, the period of time specified in the PSU Agreement during which the applicable Performance Vesting Conditions may be achieved;

“Performance Vesting Conditions” means such performance-related conditions in respect of the vesting of Share Units determined by the Board at the Grant Date, which may include but are not limited to, financial or operational performance of the Corporation, total shareholder return or individual performance criteria, measured over the Performance Period;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Plan” means this Amended and Restated Omnibus Equity Incentive Plan, as may be amended from time to time, and including the Addendum for U.S. Participants attached hereto;

“PSU” means a right granted to an Employee or Consultant to receive, at the discretion of the Corporation, a Common Share issued from treasury or a cash payment equal to the Fair Market Value thereof, which right generally becomes vested, if at all, subject to the attainment of Performance Vesting Conditions and the satisfaction of such other conditions to vesting, if any, as may be determined by the Board;

“PSU Agreement” means an agreement between the Corporation and an Employee or Consultant evidencing the grant of an PSU and the terms and conditions of such PSU, which shall substantially be in the form of Schedule D hereto or such other form(s) as determined by the Board, in its discretion from time to time, specifying the terms and conditions of a PSU;

“Replacement Options” means the options to acquire Common Shares that were granted by the Corporation in exchange for options granted under the TMS NeuroHealth Centers, Inc. Stock Option Plan;

“RSU” means a right granted to an Employee, Director or Consultant to receive, at the discretion of the Corporation, a Common Share issued from treasury or a cash payment equal to the Fair Market Value thereof, which right generally becomes vested, if at all, following a period of continuous employment;

“RSU Agreement” means an agreement between the Corporation and an Employee, Director or Consultant evidencing the grant of an RSU and the terms and conditions of such RSU, which shall substantially be in the form of Schedule C hereto or such other form(s) as determined by the Board, in its discretion from time to time, specifying the terms and conditions of an RSU;

“security-based compensation arrangement” has the meaning attributed thereto in the Toronto Stock Exchange Company Manual, as amended from time to time;

“Settlement Date” has the meaning ascribed to such term in Section 5.7;

“Share Unit” means an RSU, PSU or Dividend Share Unit (as the context requires);

“Share Unit Account” has the meaning ascribed to such term in Section 5.6;

“Shareholder” means a holder of Common Shares;

“Subsidiaries” means any direct or indirect subsidiary of the Corporation;

“Termination Date” means (i) in respect of a Participant who is a Consultant or Director, the date the Participant ceases to provide services to the Corporation or any of its Affiliates (for any reason), and (ii) in respect of a Participant who is an Employee, means the date that the Participant ceases to be Actively Employed for any reason, but in any case (a) without regard to whether the Participant’s employment with the Corporation or any of its Affiliates is terminated with or without Cause, with or without notice, lawfully or unlawfully or with or without any adequate compensation in lieu of notice, and (b) does not include any severance period or notice period to which the Participant might then be entitled or any period of salary continuance or deemed employment or other damages paid or payable to the Participant in respect of the termination of employment, and, in the case of both Subsections (a) and (b), whether pursuant to any applicable statute, contract, civil law, the common law or otherwise. Any applicable severance period or notice period shall not be considered a period of employment for the purposes of the Participant’s rights under the Plan;

“Third Party Purchaser” means any Person who is not an Affiliate of the Investor or an Affiliate of the Corporation and is the acquirer in connection with a Change in Control;

“Treasury Regulation” means any U.S. Treasury Regulation promulgated under the Code;

“U.S. Participant” means any Participant who is a United States citizen or United States resident alien as defined for purposes of Section 7701(b)(1)(A) of the Code or for whom an Award is otherwise subject to taxation under the Code; provided, however, that a Participant shall be a U.S. Participant solely with respect to those affected Awards; and

“Vesting Date” means the date or dates set out in the RSU Agreement or PSU Agreement on which Awards will vest, or such earlier date as is provided for in the Plan or is determined by the Board in its discretion from time to time.

2.2	Interpretation.

Any reference in the Plan to gender shall include all genders and words importing the singular number only shall include the plural and vice versa. Whenever the Board is entitled to exercise discretion in the administration of the Plan, the term “discretion” means the sole and absolute discretion of the Board, as applicable. The division of the Plan into Articles and Sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of the Plan. Unless otherwise indicated, any reference in the Plan to an Article or Section refers to the specified Article or Section of the Plan.

Article 3
Shares Reserved for Issuance

3.1	Shares Reserved for Issuance.

The maximum number of Common Shares reserved for issuance under the Plan (including upon the exercise of Replacement Options) shall be 10% of the issued and outstanding Common Shares (subject to any adjustment pursuant to Section 9.1) from time to time; provided that, the maximum number of Common Shares that may be issued pursuant to RSUs and PSUs shall not exceed 5% of the number of issued and outstanding Common Shares from time to time. If any Option or Replacement Option is exercised, expires or otherwise terminates for any reason, the number of Common Shares in respect of which the Option or Replacement Option has been exercised, expired or terminated shall again be available for issuance under the Plan. Common Shares underlying Share Units that have been settled or disposed of or that have expired or been terminated for any reason shall become available for subsequent issuance under the Plan.

3.2	Insider Participation Limits

The number of Common Shares that may be (i) issued to insiders of the Corporation within any one year period, or (ii) issuable to insiders of the Corporation at any time, in each case, under the Plan alone or when combined will all other security-based compensation arrangements of the Corporation, cannot exceed 10% of the outstanding Common Shares.

3.3	Director Participation Limits

The aggregate value of all Awards granted to any one Director in any one year period under all security-based compensation arrangements of the Corporation may not exceed C$150,000 (with no more than C$100,000 attributable to Options) based on the grant date fair value of the Awards, other than Awards granted in lieu of cash fees payable for serving as a Director.

3.4	No Fractional Shares.

No fractional Common Shares shall be issued under the Plan, and any fractional Share otherwise deliverable under an Award shall be forfeited for no consideration unless other treatment is determined by the Board.

Article 4
Grant of Options and Rights of Optionees

4.1	Grant of Options.

The Board may, at any time and from time to time grant Options to such Employees, Directors and Consultants as it may select for the number of Optioned Shares that it shall designate, subject to the provisions of the Plan. The Board shall make all necessary or desirable determinations regarding the granting of Options and may take into consideration the present and potential contributions of a particular Employee, Director or Consultant to the success of the Corporation and its Affiliates and any other factors which it may deem proper and relevant. The grant of an Option to an Employee, Director or Consultant at any time shall neither entitle such Person to receive, nor preclude such Person from receiving, a subsequent grant of an Option.

In all cases, the Options shall be in addition to, and not in substitution for or in lieu of, ordinary salary and wages payable to an Employee in respect of his or her services to the Corporation or any of its Affiliates.

4.2	Option Agreement.

Each Option granted by the Board shall be evidenced by an Option Agreement between the Optionee and the Corporation. Each Option Agreement shall specify the number of Optioned Shares, the Option Price, and the terms and conditions of the Option.

4.3	Option Price.

The Option Price per Optioned Share at the time any Option is granted shall be the greater of:

(a)	the Fair Market Value of the Optioned Shares on the Grant Date; and

(b)	such greater amount as is determined by the Board on the Grant Date, if any.

4.4	Vesting Specified in the Option Agreement.

The Option Agreement shall specify the date or dates upon which an Optionee’s right to purchase the Optioned Shares shall vest (including subject to the attainment of certain financial results or other criteria). The Board shall have the discretion to provide for early vesting of any Option or Options.

4.5	Exercise of Options.

Options shall be exercisable as specified in the Option Agreement as to all or any lesser number of the Optioned Shares in respect of which the Optionee’s right to purchase Optioned Shares has vested.

4.6	Exercise Procedure.

Options shall be exercised by the Optionee or his or her personal legal representative delivering a Notice to the Corporation specifying the number of Optioned Shares in respect of which such Option is then being exercised and such Notice shall include payment in full of the applicable Option Price (and any applicable withholding taxes) through one or a combination of the following:

(a)	in cash or by certified check, bank draft or money order payable to the Corporation or by such other means as might be specified from time to time by the Board;

(b)	at the Optionee’s express request, to the extent permitted by the Board and as permitted by applicable law, a net settlement method whereby the Corporation shall retain such number of Common Shares otherwise issuable in connection with the exercise of the Option as shall have a Fair Market Value on the date of such exercise equal to the aggregate Option Price; or

(c)	to the extent permitted by the Board and as permitted by applicable law, pursuant to a broker-assisted cashless exercise, whereby the Optionee shall elect on the Notice to receive:

(i)	an amount in cash equal to the cash proceeds realized upon the sale, on the Optionee’s behalf, in the capital markets of the Optioned Shares in respect of which such Option is then being exercised by a securities dealer designated by the Corporation, less the aggregate Option Price, any applicable withholding taxes, and any transfer costs charged by the securities dealer to sell the Optioned Shares;

(ii)	an aggregate number of Common Shares that is equal to the number of Optioned Shares in respect of which such Option is then being exercised, minus the number of Optioned Shares sold in the capital markets on the Optionee’s behalf by a securities dealer designated by the Corporation as required to realize cash proceeds equal to the aggregate Option Price, any applicable withholding taxes and any transfer costs charged by the securities dealer to sell the Optioned Shares; or

(iii)	a combination of (i) and (ii).

4.7	Issuance of Shares.

Subject to Section 10.13, following the exercise of the Option, the Corporation shall take all actions necessary to issue fully paid and non-assessable Optioned Shares to the Optionee, following which the Optionee shall have no further rights, title or interest with respect to such Option.

4.8	Expiry of Options.

The Board will, at the time the Option is granted, determine the date or dates upon which an Option will expire, which date cannot be greater than ten (10) years from the Grant Date. On the expiry of an Option, the Option will be null, void and of no effect and no amount shall be payable to the Optionee in respect thereof as compensation, damages or otherwise. Notwithstanding any other provision of the Plan, each Option that would expire during a Blackout Period shall expire on the date that is ten (10) Business Days immediately following the expiration of the Blackout Period.

Article 5

Share Units

5.1	Granting of RSUs or PSUs.

The Board may, from time to time, grant RSUs or PSUs to such Employees, Directors and Consultants as it may select for the number of Common Shares that it shall designate, subject to the provisions of the Plan, except that no Director may receive a grant of PSUs under the Plan. Each RSU and PSU granted by the Board shall be evidenced by an RSU Agreement or PSU Agreement, respectively, between the Employee, Director or Consultant, as applicable, and the Corporation. The grant of an RSU or PSU to an Employee, Director or Consultant at any time shall neither entitle such Person to receive, nor preclude such Person from receiving, a subsequent grant of an RSU or PSU. Unless otherwise provided in the applicable Award Agreement, Share Units granted to an Employee, Director or Consultant shall be awarded solely in respect of services provided by such Person in the calendar year in which the Grant Date occurs. In all cases, the Share Units shall be in addition to, and not in substitution for or in lieu of, ordinary salary and wages payable to an Employee in respect of his or her services to the Corporation or any of its Affiliates.

5.2	Number and Type of Share Units.

Each RSU Agreement and PSU Agreement shall set forth: (i) the Grant Date of the RSUs or PSUs; (ii) the number of RSUs or PSUs subject to such Award; (iii) the applicable vesting schedule; and (iv) any applicable Performance Vesting Conditions and Performance Period, and may specify such other terms and conditions consistent with the terms of the Plan as the Board shall determine or as shall be required under any other provision of the Plan.

5.3	Vesting of RSUs.

Subject to the terms of any employment, services or other agreement between the Participant and the Corporation or any of its Affiliates, or the Board expressly providing to the contrary, a Participant’s RSUs shall vest as to 100% on the third anniversary of the Grant Date.

5.4	Vesting of PSUs.

Subject to the terms of any employment, services or other agreement between the Participant and the Corporation or any of its Affiliates, or the Board expressly providing to the contrary, a Participant’s PSUs shall vest on the Vesting Date(s), conditional on the satisfaction of any Performance Vesting Conditions during the applicable Performance Period.

5.5	Dividend Share Units.

When dividends (other than stock dividends) are paid on Common Shares, additional Share Units (“Dividend Share Units”) shall be credited to a Participant’s Share Unit Account as of the dividend payment date. The number of Dividend Share Units to be credited to the Participant’s Share Unit Account shall be determined by multiplying the aggregate number of Share Units held by the Participant on the relevant record date by the amount of the dividend paid by the Corporation on each Common Share, and dividing the result by the Fair Market Value on the dividend payment date, which Dividend Share Units shall be in the form of RSUs or PSUs, as applicable. Dividend Share Units credited to a Participant’s Share Unit Account in accordance with this Section 5.5 shall be subject to the same vesting and settlement conditions applicable to the related RSUs or PSUs.

5.6	Share Unit Accounts.

An account, called a “Share Unit Account”, shall be maintained by the Corporation for each Participant and will be credited with such grants of RSUs, PSUs or Dividend Share Units as are received by the Participant from time to time. Share Units that fail to vest or that are settled in accordance with Section 5.7 shall be cancelled and shall cease to be recorded in the Participant’s Share Unit Account as of the date on which such Share Units are forfeited or cancelled under the Plan or are settled, as the case may be. Where a Participant has been granted one or more RSUs or PSUs, such RSUs and PSUs (and related Dividend Share Units) shall be recorded separately in the Participant’s Share Unit Account.

5.7	Settlement of Share Unit Awards.

On or as soon as practicable following the Vesting Date of a Share Unit and in any event no later than December 31 of the third year following the year in respect of which the Share Unit is granted (the “Settlement Date”), and subject to Section 10.12, the Corporation shall, in its sole discretion (i) issue from treasury the number of Common Shares that is equal to the number of vested Share Units held by the Participant as at the Settlement Date (rounded down to the nearest whole number), as fully paid and non-assessable Common Shares, (ii) deliver to the Participant an amount in cash (net of applicable withholding taxes) equal to the number of vested Share Units held by the Participant as at the Settlement Date multiplied by the Fair Market Value as at the Settlement Date, or (iii) a combination of (i) and (ii). Upon settlement of such Share Units, the corresponding number of Share Units credited to the Participant’s Share Unit Account shall be cancelled, and the Participant shall have no further rights, title or interest with respect thereto.

Notwithstanding the ability for the Corporation to settle vested RSUs (and related Dividend Share Units) in Common Shares pursuant to subsection (i) or through a cash payment pursuant to subsection (ii) above, vested RSUs held by Directors who are Canadian Participants will be settled in Common Shares pursuant to subsection (i); provided that, the Corporation may, in its sole discretion, permit such a Director to elect to receive a cash payment pursuant to subsection (ii).

Article 6

cESSATION OF EMPLOYMENT OR SERVICES

6.1	Cessation of Employment or Services Other Than for Cause.

Unless otherwise determined by the Board, in the event a Participant ceases to be Actively Employed by, or provide services to, the Corporation or any of its Affiliates and the Employee, Director, or Consultant has not been terminated for Cause, all unvested Awards held by the Participant on the Participant’s Termination Date shall automatically terminate and be forfeited on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal.

All Options that are held by an Optionee that are vested on the Optionee’s Termination Date may be exercised by the Optionee (or, in the case of death or Disability, the Optionee’s heirs, executors, administrators, trustees, personal legal representatives or the like in accordance with Section 10.15) during the applicable period specified in, and otherwise in accordance with the terms of, the Option Agreement, but in no event later than the expiration of the stated term of such Options, after which time such Options shall automatically terminate and be forfeited and no amount shall be payable to the Optionee (or any other Person) in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal.

Any vested Share Units in the Participant’s Share Unit Account on the Participant’s Termination Date shall be settled as soon as practicable following the Termination Date in accordance with Section 5.7.

The provisions of the Plan may take away or limit a Participant’s common law rights to Awards and any common law rights to damages as compensation for the loss of such Awards during any reasonable notice period.

6.2	Cessation of Employment or Service for Cause.

Subject to applicable law, unless otherwise determined by the Board, in the event a Participant ceases to be Actively Employed by, or provide services to, the Corporation or any of its Affiliates and the Employee, Director, or Consultant has been terminated for Cause, all Awards (whether vested or unvested) held by the Participant on the Participant’s Termination Date shall automatically terminate and be forfeited on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal.

Article 7
Change in Control

7.1	Change in Control.

In the event of a Change in Control, except as otherwise provided in an Award Agreement, the Board shall provide for the treatment of each outstanding Award as it determines in its discretion, which treatment need not be uniform for all Participants and/or Awards and which may include, without limitation, one or more of the following:

(a)	(i) continuation of such Award or (ii) conversion of such Award into, or substitution or replacement of such Award with, an award with respect to equity interests of the successor (or a parent or subsidiary thereof) with substantially equivalent terms and value as such Award (which value for an Option as of immediately following such Change in Control shall not exceed the Intrinsic Value of such Option as of immediately prior to such Change in Control);

(b)	acceleration of the vesting and/or exercisability of Awards;

(c)	upon written notice, providing that outstanding Options must be exercised, to the extent then exercisable, during a specified period of time preceding the Change in Control as determined by the Board, and further providing for the right to exercise an Option as of immediately, or during a specified period, prior to such Change in Control, and the termination and forfeiture of any such Option without payment of any consideration therefor to the extent such Option is not timely exercised;

(d)	if vesting of such Award is subject to performance criteria (including any Performance Vesting Conditions), the level of attainment (including deemed attainment) of such criteria shall be determined by the Board in its discretion, including, without limitation, by deeming such criteria attained at the applicable target or maximum level regardless of actual performance, or measuring the attainment of such criteria based on actual performance through such Change in Control or a specified date prior thereto;

(e)	other than for Canadian Participants in respect of their Options, automatic cancellation or voluntary surrender of all or any portion of outstanding Awards for payment of their fair value (in the form of cash, securities, rights and/or other property) as determined in the sole discretion of the Board, and which value may be zero; provided, that in the case of an Option, the fair value shall be equal to the Intrinsic Value of such Option as of immediately prior to such Change in Control; provided, further, that payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control;

(f)	permitting the Optionee to surrender to the Corporation all or any portion of an outstanding Option in consideration for a payment, in cash, securities, rights and/or other property, in an amount equal to the Intrinsic Value of such Option as of immediately prior to such Change in Control; provided, that payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; and/or

(g)	cancellation of all or any portion of outstanding unvested and/or unexercisable Awards for no consideration.

Article 8
Shareholder Rights

8.1	Shareholder Rights.

A Participant shall have no rights whatsoever as a shareholder in respect of any of the Common Shares (including any right to vote or to receive dividends or other distributions therefrom), unless and only to the extent that the Participant shall from time to time duly exercise an Option or receive a Common Share in settlement of a Share Unit, and thereby become a Shareholder.

Article 9
Certain Adjustments

9.1	Adjustment in the Number of Shares.

In the event that there is any change in the Common Shares or in the capital structure of the Corporation by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization, then the Board, to prevent inappropriate dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in its sole discretion: (i) the number and kind of shares or other securities that may be granted pursuant to Awards; (ii) the number and kind of shares or other securities subject to outstanding Awards; (iii) the Option Price applicable to outstanding Options; (iv) the number of Share Units in the Participants’ Share Unit Accounts; (v) the vesting of PSUs; and/or (vi) other value determinations (including performance conditions) applicable to the Plan or outstanding Awards; provided, however, that no adjustment will obligate the Corporation to issue or sell fractional securities. Any such adjustments shall, to the extent applicable, be made in good-faith compliance with Code Section 409A and/or paragraph 7(1.4)(c) of the Income Tax Act (Canada), as applicable.

Article 10
General

10.1	Notice.

Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or via email and addressed to the recipient, if to the Corporation, at its principal office to the attention of its Corporate Secretary, and if to the Participant, as indicated in the Award Agreement or at the Participant’s last known postal or email address shown in the records of the Corporation or any Affiliate. It is the responsibility of the Participant to advise the Corporation of any change in address, and neither the Corporation nor any Affiliate shall have any responsibility for any failure by the Participant to do so. Any Participant may change the Participant’s address from time to time by notice in writing to the Corporation. The Corporation shall give written notice to each Participant of any change of the Corporation’s address. Any such notice shall be effective, if delivered, on the date of delivery.

10.2	Continued Employment and Engagement; Voluntary Participation.

No Participant shall be induced to acquire, exercise or settle an Award by expectation of employment, engagement or other service or continued employment, engagement or other service. Nothing contained in the Plan or by the grant of any Awards will confer upon any Participant any right to the continuation of the Participant’s employment, engagement or other service by or with the Corporation or any of its Affiliates or interfere in any way with the right of the Corporation or any of its Affiliates at any time to terminate a Participant’s employment, engagement or other service or to increase or decrease the compensation of a Participant. Nothing in the Plan may be construed to provide any Participant with any rights whatsoever to compensation or damages in lieu of notice or continued participation in, or entitlements under, the Plan as a consequence of a Participant’s termination of employment, engagement or other service (regardless of the reason for the termination and the party causing the termination, including a termination without Cause). The Plan does not give any Participant any right to claim any benefit or compensation except to the extent specifically provided in the Plan. Participation in the Plan by an Employee, Director or Consultant shall be voluntary.

10.3	Amendment and Termination.

(a)	The Board may amend or suspend any provision of the Plan or any Award, or terminate the Plan, at any time without approval of security holders, subject to those provisions of applicable law and the rules, regulations and policies of the Exchanges, if any, that require the approval of security holders or any governmental or regulatory body regardless of whether any such amendment or suspension is material, fundamental or otherwise, and notwithstanding any rule of common law or equity to the contrary. However, except as expressly set forth herein or as required pursuant to applicable law or to qualify for any intended tax treatment, no action of the Board or security holders may materially adversely alter or impair the rights of a Participant under any Award previously granted to the Participant without the consent of the affected Participant. Without limiting the generality of the foregoing, the Board may make the following types of amendments to the Plan or any Award without seeking security holder approval:

(i)	amendments of a “housekeeping” or administrative nature, including any amendment for the purpose of curing any ambiguity, error or omission in the Plan or any Award or to correct or supplement any provision of the Plan or any Award that is inconsistent with any other provision of the Plan or any Award;

(ii)	amendments necessary to comply with the provisions of applicable law or the rules, regulations and policies of the Exchanges;

(iii)	amendments necessary for Awards to qualify for favorable treatment under applicable tax laws;

(iv)	amendments to the vesting provisions of the Plan or any Award;

(v)	amendments to include or modify a cashless exercise feature, payable in cash or Common Shares, which provides for a full deduction of the number of underlying Common Shares from the Plan maximum;

(vi)	amendments to the termination or early termination provisions of the Plan or any Award, whether or not such Award is held by an insider, provided such amendment does not entail an extension beyond the original expiry date of the Award; and

(vii)	amendments necessary to suspend or terminate the Plan.

(b)	Security holder approval will only be required for the following types of amendments:

(i)	any amendment to increase the maximum number of Common Shares issuable under the Plan, other than pursuant to Section 9.1;

(ii)	any amendment to the Plan that increases the length of the period after a Blackout Period during which Options may be exercised;

(iii)	any amendment which would result in the Option Price for any Option granted under the Plan being lower than the Fair Market Value at the Grant Date of the Option;

(iv)	any amendment that would permit the introduction or reintroduction of Directors as eligible recipients of Awards on a discretionary basis or any amendment that increases the limits previously imposed on Director participation;

(v)	any amendment to remove or to exceed the insider participation limit set out in Section 3.2;

(vi)	any amendment which reduces the Option Price of an Option or allows for the cancellation and reissuance of an Option, which would be considered a repricing under the rules of the Toronto Stock Exchange, in each case, other than pursuant to Section 7.1 or Section 9.1;

(vii)	any amendment extending the term of an Option beyond the original expiry date, except as provided in Section 4.8;

(viii)	any amendment which deletes or reduces the range of amendments which require approval by the security holders of the Corporation under this Section 10.3(b);

(ix)	any amendment which would allow for the transfer or assignment of Awards under the Plan, other than pursuant to Section 10.15 and for normal estate settlement purposes; and

(x)	amendments required to be approved by security holders under applicable law or the rules, regulations and policies of the Exchanges.

10.4	Administration.

The Plan shall be administered by the Board, which shall be empowered to: (i) interpret and administer the Plan from time to time; (ii) adopt, amend and rescind rules and regulations for carrying out the Plan; (iii) grant Awards; (iv) determine the Option Price, Performance Period, Performance Vesting Conditions, vesting schedule, term, limitations, restrictions and conditions applicable to Awards; (v) waive or amend the Performance Vesting Conditions, any other vesting conditions or vesting schedule; and (vi) make any other determinations that the Board deems necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Board deems, in its discretion, necessary or desirable. Any decision or determination made or action taken by the Board arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive, and the interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee of the Board all or any of the powers conferred on the Board pursuant to the Plan. No member of the Board or any Person acting pursuant to authority delegated by it, shall be liable for any action or determination in connection with the Plan made or taken in good faith, and each member of the Board and each such Person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Corporation.

10.5	No Undertaking or Representation.

The Participants, by participating in the Plan, shall be deemed to have accepted all risks associated with acquiring Common Shares pursuant to the Plan. The Corporation, its Affiliates and the Board make no undertaking, representation, warranty or guarantee as to the future value or price, or as to the listing on any stock exchange or other market, of any Common Shares issued in accordance with the provisions of the Plan, and shall not be liable to any Participant for any loss whatsoever resulting from that Participant’s participation in the Plan or as a result of the amendment, suspension or termination of the Plan or any Award.

10.6	Clawback.

Notwithstanding any other provision of the Plan, any Award which is subject to recovery or recoupment under applicable laws, stock exchange listing requirements or policies adopted by the Corporation, as may be adopted and amended from time to time, will be subject to such deductions and clawbacks as may be required pursuant to such laws, stock exchange listing requirements or policies.

10.7	Applicable Law.

The Plan and the provisions hereof shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

10.8	Currency.

Unless otherwise specifically provided herein or in a Grant Agreement to the contrary, all references to dollars in the Plan and in the Grant Agreements are references to United States dollars.

10.9	Compliance with Applicable Law.

If any provision of the Plan or any Award contravenes any law or any order, policy, by-law, rule or regulation of any regulatory body or stock exchange having jurisdiction or authority over the securities of the Corporation or its Affiliates or the Plan, then such provision may in the discretion of the Board be amended to the extent considered necessary or desirable to bring such provision into compliance therewith, and appropriate consideration shall be paid by the Corporation to the extent that a Participant is adversely affected by such amendment.

The Corporation intends for the Plan to comply with 42 U.S.C. §§ 1320, 1320a-7, 7a and 7b, 1395w-4, 1395i, 1395 and 1395u (commonly referred to as the Federal Fraud Statutes), 42 U.S.C. § 1395nn (commonly referred to as the Stark Law), 31 U.S.C. §§ 3729-3733 (commonly referred to as the Federal False Claims Act) and 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§160, 162 and 164 (commonly referred to as the Health Insurance Portability and Accountability Act of 1996, or HIPAA), and all other laws specifically applicable to the Corporation by virtue of the business(es) it may conduct and/or the industries in which it may operate from time to time (for avoidance of doubt, in addition to all laws of general applicability). Accordingly, and without limitation, the Board shall not base its decision to grant an Award to a particular Employee, Director, or Consultant, or its inclusion of certain terms and conditions into an Award Agreement therefor, on such Employee’s, Director’s, or Consultant’s referrals to the Corporation or any of its Affiliates.

10.10	Unfunded Plan.

The Plan is unfunded. To the extent any individual holds any rights under the Plan, such rights (unless otherwise determined by the Board) are no greater than the rights of a general unsecured creditor of the Corporation.

10.11	Successors and Assigns.

The Plan shall be binding on all successors and assigns of the Corporation and each Participant, including without limitation, the legal representative of a Participant, or any receiver or trustee in bankruptcy or representative of the creditors of the Corporation or a Participant.

10.12	Tax Consequences.

It is the responsibility of the Participant to complete and file any tax returns which may be required under any applicable tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan. The Corporation shall not be held responsible for any tax consequences to the Participant as a result of the Participant’s participation in the Plan. The exercise of each Option and the settlement of each Share Unit granted under the Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is required under applicable law in respect of such Award, such exercise or settlement is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require a Participant to: (i) pay to the Corporation sufficient cash as is reasonably determined by the Corporation to be the amount necessary to permit the required tax remittance to the relevant taxing authority; or (ii) make other arrangements acceptable to the Corporation to fund the required tax remittance. To the extent permitted by the Board and as permitted by applicable law, a Participant may elect to surrender vested Options or Share Units to the Corporation for a cash payment which shall be used to satisfy the withholding tax or other withholding liabilities as required under applicable law. The number of vested Options or Share Units that may be surrendered for a cash payment shall be equal to the withholding tax and other withholding liabilities as required under applicable law divided by the Fair Market Value of a Common Share on the applicable exercise date (rounded up to the nearest whole vested Option) or Settlement Date, as applicable.

10.13	Government Regulation and Grant Restrictions.

The Corporation’s obligation to issue and deliver Common Shares under any Award is subject to: (i) the completion of such registration or other qualification of such Common Shares or obtaining approval of such regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; (ii) the admission of such Common Shares to listing on any Exchange on which such Common Shares may then be listed; and (iii) the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction. The Corporation shall take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on any Exchange on which such Common Shares are then listed. The Corporation may endorse such legend or legends upon the certificates for, or other evidences of, Common Shares issued upon the exercise or settlement of an Award and may issue such “stop transfer” instructions to its transfer agent in respect of such Common Shares as, in its absolute discretion, it determines to be necessary or appropriate. Awards may not be granted with a Grant Date or effective date earlier than the date on which all actions required to grant the Awards have been completed.

10.14	Non-Exclusivity.

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

10.15	Prohibition on Transfer, Assignment or Pledge of Awards.

Awards are personal to the Participant. No Participant may deal with any Award or any interest in it or transfer or assign any Award held by the Participant, except in the event of death or Disability, where an Award may be transferred to the Participant’s heirs, executors, administrators, trustees, personal legal representatives or the like. A purported transfer or assignment of any Award in any other circumstances will not be valid and the Corporation will not issue any Common Shares upon the attempted exercise or settlement of any such improperly transferred or assigned Award. A Participant may not mortgage, hypothecate, pledge or grant a security interest in any Award.

10.16	Other Employee Benefits.

The amount of any compensation received or deemed to be received by a Participant as a result of his or her participation in the Plan will not constitute compensation, earnings or wages with respect to which any other employee benefits of that Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, insurance, termination, severance or salary continuation plan or any other employee benefit plans, nor under any applicable employment standards or other legislation, except as otherwise specifically determined by the Board.

10.17	Priority of Agreements.

In the event of any inconsistency or conflict between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall prevail. In the event of any inconsistency or conflict between the provisions of the Plan or any Award Agreement, on the one hand, and a Participant’s employment or service agreement with the Corporation or any of its Affiliates (or a similar agreement), on the other hand, the provisions of the employment or service agreement (or a similar agreement) shall prevail.

10.18	General.

The existence of any Award does not affect in any way the right or power of the Corporation to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, arrangement, combination, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Common Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Section 10.18 would have an adverse effect on the Plan or any Award pursuant to the Plan.

10.19	Severability.

If any provision of the Plan shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from the Plan and the remaining provisions shall continue in full force and effect.

10.20	Effective Date.

The Plan was effective as of October 3, 2018 and was amended and restated on May 24, 2019 and on May 6, 2021. The Replacement Options shall be governed by the terms of the Plan effective as of October 3, 2018. The Plan, as amended and restated on May 6, 2021, shall apply to all Awards granted hereunder on or after May 6, 2021.

ADDENDUM FOR U.S. PARTICIPANTS

GREENBROOK TMS INC.

AMENDED AND RESTATED OMNIBUS EQUITY INCENTIVE PLAN

The provisions of this addendum to the Plan (the “Addendum”) apply to Options and Share Units granted to or held while a U.S. Participant. All capitalized terms used but not defined in this Addendum have the meanings ascribed to them in the Plan. Section references set forth below refer to sections of the Plan where not otherwise indicated. This Addendum shall have no effect on any other terms and provisions of the Plan or any Awards except as set forth below.

1.	Definitions.

As used in this Addendum, the Plan or any Award Agreement with respect to any U.S. Participant:

(a)	“Change in Control” has the meaning ascribed to such term in the Plan; provided, that a Change in Control shall be limited to a “change in control event” as defined under Code Section 409A to the extent necessary to avoid the imposition of taxes, penalties and interest under Code Section 409A in the case of a U.S. Participant.

(b)	“Fair Market Value” has the meaning ascribed to such term in the Plan; provided, that Fair Market Value shall be determined consistent with the principles of Code Section 409A to the extent applicable in the case of a U.S. Participant.

(c)	“Separation from Service” means, with respect to a U.S. Participant, any event that qualifies as a separation from service under Treasury Regulation Section 1.409A-1(h).

(d)	“Settlement Date” has the meaning ascribed to such term in Section 4 of this Addendum.

(e)	“Vesting Date” means, in the case of a U.S. Participant, the date that a Share Unit ceases to be subject to a substantial risk of forfeiture for purposes of Code Section 409A.

2.	Plan Not Subject to ERISA.

The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

3.	Options Granted to U.S. Participants.

(a)	Each Option granted to a U.S. Participant is intended as a “nonqualified stock option” exempt from Code Section 409A and is not intended to meet the requirements of Code Section 422. An Option may be granted to a U.S. Participant only if, with respect to such U.S. Participant, the Corporation is an “eligible issuer of service recipient stock” within the meaning of Code Section 409A.

(b)	In the case of an Option granted to a U.S. Participant, the Board shall extend the expiration of the Option due to a Blackout Period as provided under Section 4.8 of the Plan solely to the extent permitted in good-faith compliance with Code Section 409A, including Treasury Regulation Section 1.409A-1(b)(5)(v)(C)(1) promulgated thereunder.

4.	Settlement of Share Units.

With respect to a Share Unit held by a U.S. Participant, settlement shall be made (if ever) on or as soon as practicable following the Vesting Date, and in any event no later than the earlier of (i) December 31 of the third year following the year in respect of which the Share Unit is granted and (ii) March 15 of the year following the year in which the Vesting Date occurs (the date of such settlement, the “Settlement Date”). Subject to the timing set forth in the immediately preceding sentence, the settlement of a Share Unit held by a U.S. Participant shall be effected in accordance with Section 5.7 of the Plan.

5.	Change in Control.

With respect to Awards held by U.S. Participants, any actions taken under Section 7.1 of the Plan shall be taken in good-faith compliance with Code Section 409A. Without limitation, if any consideration payable under Section 7.1(e) of the Plan is deferred and/or contingent as a result of escrows, earnouts, holdbacks or any other contingencies, then, in order to comply with Code Section 409A, payment of such consideration may be accelerated, delayed or limited, or may made on substantially the same terms and conditions as are applicable to, and only to the extent actually paid to, the holders of Common Shares in connection with the Change in Control.

6.	No Acceleration or Delay.

With respect to any Award held by a U.S. Participant that is subject to Code Section 409A, the acceleration or delay of the time or schedule of any payment except as provided under the Plan (including this Addendum) is prohibited except to the extent permitted in regulations and administrative guidance promulgated under Code Section 409A.

7.	Code Section 409A.

(a)	Each Award made to a U.S. Participant is intended to be exempt from Code Section 409A, and the Plan and each Award Agreement shall be construed and interpreted consistent with such intent. Notwithstanding the foregoing, to the extent that any Award granted to a U.S. Participant is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, such Award will be subject to such additional rules and requirements as may be specified by the Board from time to time in order to comply with Code Section 409A.

(b)	With respect to Awards subject to Code Section 409A, all payments to be made upon, or on a date determined by reference to, a U.S. Participant’s Termination Date shall only be made upon or by reference to a Separation from Service, and in such a case, “termination,” “separation,” “Termination Date” and similar terms will be construed accordingly. If on the date of the U.S. Participant’s Separation from Service (i) the Corporation’s stock (or stock of any other company that is required to be aggregated with the Corporation in accordance with the requirements of Code Section 409A) is publicly traded on an established securities market or otherwise, and (ii) the U.S. Participant is a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i), then any amounts payable to the U.S. Participant under the Plan due to, and upon or within six months following, the U.S. Participant’s Separation from Service (other than due to death) will be postponed and instead paid in a single lump sum, without interest, within 30 days after the date that is six months following the U.S. Participant’s Separation from Service; provided, that if the U.S. Participant dies prior to payment of any amounts postponed hereunder, such amounts shall be paid to the U.S. Participant’s estate within 30 days following the U.S. Participant’s death.

(c)	If any provision of the Plan or any Award or Award Agreement contravenes Code Section 409A or could cause a U.S. Participant to incur any tax, interest or penalties under Code Section 409A, the Board may, in its sole discretion and without the U.S. Participant’s consent, modify such provision to: (i) comply with, or avoid being subject to, Code Section 409A, or to avoid incurring taxes, interest and penalties under Code Section 409A; and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Participant of the applicable provision without materially increasing the cost to the Corporation or contravening Code Section 409A. However, the Corporation shall have no obligation to modify the Plan or any Award or Award Agreement and does not guarantee that Awards will not be subject to taxes, interest and penalties under Code Section 409A. In no event shall the Corporation or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a U.S. Participant under Code Section 409A or for any damages for failing to comply with Code Section 409A.

Schedule A

Option Agreement Pursuant to the
GREENBROOK TMS Inc.
AMENDED AND RESTATED OMNIBUS EQUITY INCENTIVE PLAN

This agreement (“Agreement”) is effective as of ■ between Greenbrook TMS Inc. (the “Corporation”), and ■ (the “Optionee”).

Preliminary Statement

The Board hereby grants this stock option (the “Option”) as of ■ (the “Grant Date”), pursuant to the Greenbrook TMS Inc. Amended and Restated Omnibus Equity Incentive Plan, as it may be amended from time to time (the “Plan”), to purchase Optioned Shares, to the Optionee. Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to the Optionee. By signing and returning this Agreement, the Optionee acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.

Accordingly, the parties hereto agree as follows:

1.	Tax Matters. No part of the Option is intended to qualify as an “incentive stock option” under Section 422 of the Code.

2.	Common Shares Subject to Option. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, the Option entitles the Optionee to purchase from the Corporation, upon exercise, ■ Optioned Shares at the Option Price of $■ per Optioned Share at the times set forth in Section 3 below. As used herein, “$” refers to United States dollars.

3.	Vesting and Exercise. The Option shall vest and become exercisable in equal installments annually over three (3) years beginning on [the first anniversary of the Grant Date], provided, with respect to each vesting date, that the Optionee has not experienced a Termination Date prior to such date. There shall be no proportionate or partial vesting in the periods prior to each applicable vesting date.

4.	Option Term. The term of the Option shall be until the tenth anniversary of the Grant Date, after which time it shall expire (the “Expiration Date”). Upon the Expiration Date, the Option shall be canceled for no consideration and no longer be exercisable. The Option is subject to termination prior to the Expiration Date to the extent provided in Section 5 below.

5.	Termination. [The provisions in this Section 5 regarding termination shall apply to the Option, provided that if the Optionee’s employment agreement or consulting agreement or arrangement expressly provides more favorable rights with respect to the Option in the event of termination, such rights shall apply. Options that are not vested as of the Optionee’s Termination Date shall automatically terminate on the Termination Date. Any Option or Options vested as of the Optionee’s Termination Date shall be exercisable as follows, after which time such vested Options shall automatically terminate and be forfeited and no amount shall be payable to the Optionee in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal: (a) if the Optionee ceases to be Actively Employed by, or provide services to, the Corporation or any of its Affiliates by reason of death or Disability, his or her Options must be exercised by the Optionee (or, in the case of death, by an authorized representative of the Optionee’s estate) within 9 months of the Optionee’s date of death or Disability; (b) if the Optionee ceases to be Actively Employed by, or provide services to, the Corporation or any of its Affiliates by reason of termination without Cause, his or her Options must be exercised within 3 months of the Optionee’s Termination Date; (c) if the Optionee ceases to be Actively Employed by, or provide services to, the Corporation or any of its Affiliates by reason of voluntary resignation or termination, his or her Options must be exercised within 30 days of the Optionee’s Termination Date; and (d) if the Optionee ceases to be Actively Employed by, or provide services to, the Corporation or any of its Affiliates by reason of termination for Cause, his or her Options will automatically terminate on the Termination Date and may no longer be exercised; provided, for clarity, and notwithstanding anything to the contrary in clause (a), (b), (c) or (d), that no Option shall be exercisable following the Expiration Date. The provisions of the Plan and this Agreement may take away or limit the Participant’s common law rights to Options and any common law rights to damages as compensation for the loss of such Options during any reasonable notice period.] [NTD: Include for Employees, Directors and individual Consultants.]

[The provisions in this Section 5 regarding termination shall apply to the Option, provided that if the Optionee’s consulting agreement or arrangement expressly provides more favorable rights with respect to the Option in the event of termination, such rights shall apply. Options that are not vested as of the Optionee’s Termination Date shall automatically terminate on the Termination Date. Any Option or Options vested as of the Optionee’s Termination Date shall be exercisable as follows, after which time such vested Options shall automatically terminate and be forfeited and no amount shall be payable to the Optionee in respect thereof as compensation, damages or otherwise: (a) if the Optionee ceases to provide services to the Corporation or any of its Affiliates by reason of termination without Cause, the Optionee’s Options must be exercised within 3 months of the Optionee’s Termination Date; (b) if the Optionee ceases to provide services to the Corporation or any of its Affiliates by reason of voluntary termination, the Optionee’s Options must be exercised within 30 days of the Optionee’s Termination Date; and (c) if the Optionee ceases to provide services to the Corporation or any of its Affiliates by reason of termination for Cause, the Optionee’s Options will automatically terminate on the Termination Date and may no longer be exercised; provided, for clarity, and notwithstanding anything to the contrary in clause (a), (b) or (c), that no Option shall be exercisable following the Expiration Date.] [NTD: Include for Consultant entities.]

6.	Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Board and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

7.	Severability of Provisions. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Agreement shall be construed and enforced as if such provisions had not been included.

8.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

GREENBROOK TMS INC.

By:
Name:
Title:

The Optionee agrees to the terms and conditions set out herein and confirms and acknowledges that the Optionee has not been induced to enter into this Agreement or acquire any Option by expectation of employment or services or continued employment or services with the Corporation or any of its Affiliates.

The Optionee further acknowledges having received and read a copy of the Plan, including the early termination and forfeiture provisions set out in Article 6 of the Plan and the clawback provision set out in Section 10.6 of the Plan, and agrees to comply with it, this Agreement and all applicable laws and regulations. [Furthermore, the Optionee specifically acknowledges that the Optionee has received and reviewed a copy of the Corporation’s Clawback Policy and that the Optionee understands and accepts that the Options are subject to such policy.][Only include for Participants who are subject to the policy.]

The Optionee agrees to provide the Corporation with all information (including personal information, if applicable) required by the Corporation to administer the Plan. The Optionee consents to the Corporation and any of its Affiliates sharing and exchanging the Optionee’s information held in order to administer and operate the Plan (including, if applicable, personal details, data relating to my participation, salary, taxation and employment and sensitive personal data, including data relating to physical or mental health, criminal conviction or the alleged commission of offences) (“Information”) and providing the Board, the Corporation’s and/or any of its Affiliates’ agents, officers, employees and/or third parties with Information for the administration and operation of the Plan and the Optionee accepts that this may involve Information being sent to a country outside of my country of residence which may not have the same level of data protection laws as the Optionee’s country of residence, and law enforcement agencies in that country may access Information in accordance with local laws. The Optionee acknowledges that the Optionee has the right to request a list of the names and addresses of any potential recipients of Information and to review and correct Information by contacting the Optionee’s local human resources representative. The Optionee acknowledge that the collection, processing and transfer of Information is important to the Plan administration and that failure to consent to same may prohibit participation in the Plan or receipt of the Option. [NTD: For Employees, Directors and individual Consultants include the first signature line and for Consultant entities include the second signature line.]

By:
Name:

[CONSULTANT ENTITY]

By:
Name:
Title:

CHECK THE BOX BELOW IF APPLICABLE:

☐ I am a U.S. Participant, and I understand that my Options are subject to the terms and conditions of the Plan specifically applicable to U.S. Participants, including the Addendum for U.S. Participants.

Schedule B

Option notice Pursuant to the
GREENBROOK TMS Inc.
AMENDED AND RESTATED OMNIBUS EQUITY INCENTIVE PLAN

To:	Greenbrook TMS Inc.

Attention:	Corporate Secretary

I, ______________________, hereby exercise _________ vested options (“Options”) to purchase Common Shares of Greenbrook TMS Inc. (the “Corporation”) at an Option Price of $_________ per Common Share. This Notice of Exercise is delivered in respect of the _________ Options that were granted to me on ______________________ under the Corporation’s Amended and Restated Omnibus Equity Incentive Plan (the “Plan”). As used herein, “$” refers to [United States / Canadian] dollars. Capitalized terms used but not otherwise defined herein have the meanings set out in the Plan. In connection with the foregoing (tick one):

☐	I enclose cash, a certified cheque, bank draft or money order payable to the Corporation in the amount of $_________ (which reflects the aggregate Option Price of the Options) plus the amount of $_________ (which reflects the amount the Corporation believes is necessary to remit as part of any applicable withholding taxes), and the foregoing shall be the full payment for the Common Shares to be received upon exercise of the vested Options and I acknowledge that the Common Shares will be issued to me only upon satisfaction of the requirements of Section 4.6 of the Plan;

☐	Subject to prior approval by the Board and as permitted by applicable law, I hereby elect a net settlement method whereby the Corporation shall retain such number of Common Shares otherwise issuable in connection with the exercise of the Options as shall have a Fair Market Value on the date of such exercise equal to the aggregate Option Price;

☐	I hereby elect to receive an amount in cash equal to the cash proceeds realized upon the sale on my behalf in the capital markets of the Common Shares underlying the Options by a securities dealer designated by the Corporation, less the aggregate Option Price, any applicable withholding taxes and any transfer costs incurred to sell the Common Shares; or

☐	I hereby elect to receive an aggregate number of Common Shares that is equal to the number of Common Shares underlying the Options being exercised minus the number of Common Shares sold on my behalf in the capital markets by a securities dealer designated by the Corporation as required to realize cash proceeds equal to the aggregate Option Price, any applicable withholding taxes and any transfer costs incurred to sell the Common Shares.

Date	Participant’s Signature

Schedule C

rsu agreement Pursuant to the
GREENBROOK TMS Inc.
AMENDED AND RESTATED OMNIBUS EQUITY INCENTIVE PLAN

This agreement (“Agreement”) is effective as of ■ between Greenbrook TMS Inc. (the “Corporation”), and ■ (the “Participant”).

Pursuant to the Amended and Restated Omnibus Equity Incentive Plan (the “Plan”) of the Corporation, and in consideration of services provided by the Participant to Corporation or any of its Affiliates in respect of the ________ year, the Corporation hereby grants to the Participant on _________________, ________ (“Grant Date”) _____ RSUs under the Plan.

The RSUs shall vest on the following dates (each, a “Vesting Date”):

as to____________RSUs on [insert date that is [one year] after Grant Date];

as to____________RSUs on [insert date that is [two years] after Grant Date]; and

as to____________RSUs on [insert date that is [three years] after Grant Date].
[NTD: To be determined on a case-by-case basis.]

Notwithstanding anything in the Plan to the contrary, the RSUs shall only be settled in cash and not in Common Shares. [NTD: To be determined on a case-by-case basis.]

Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set out in the Plan.

The Corporation and the Participant understand and agree that the granting and settlement of these RSUs are subject to the terms and conditions of the Plan, all of which are incorporated into and form a part of this Agreement. The provisions of the Plan and this Agreement may take away or limit the Participant’s common law rights to RSUs and any common law rights to damages as compensation for the loss of such RSUs during any reasonable notice period.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

GREENBROOK TMS Inc.

By:
Name:
Title:

The Participant agrees to the terms and conditions set out herein and confirms and acknowledges that the Participant has not been induced to enter into this Agreement or acquire any RSU by expectation of employment or services or continued employment or services with the Corporation or any of its Affiliates.

The Participant further acknowledges having received and read a copy of the Plan, including the early termination and forfeiture provisions set out in Article 6 of the Plan and the clawback provision set out in Section 10.6 of the Plan, and agrees to comply with it, this Agreement and all applicable laws and regulations. [Furthermore, the Participant specifically acknowledges that the Participant has received and reviewed a copy of the Corporation’s Clawback Policy and that understands and accepts that the RSUs are subject to such policy.][Only include for Participants who are subject to the policy.]

The Participant agrees to provide the Corporation with all information (including personal information, if applicable) required by the Corporation to administer the Plan. The Participant consents to the Corporation and any of its Affiliates sharing and exchanging the Participant’s information held in order to administer and operate the Plan (including, if applicable, personal details, data relating to my participation, salary, taxation and employment and sensitive personal data, including data relating to physical or mental health, criminal conviction or the alleged commission of offences) (“Information”) and providing the Board, the Corporation’s and/or any of its Affiliates’ agents, officers, employees and/or third parties with Information for the administration and operation of the Plan and the Participant accepts that this may involve Information being sent to a country outside of my country of residence which may not have the same level of data protection laws as the Participant’s country of residence, and law enforcement agencies in that country may access Information in accordance with local laws. The Participant acknowledges that the Participant has the right to request a list of the names and addresses of any potential recipients of Information and to review and correct Information by contacting the Participant’s local human resources representative. The Participant acknowledge that the collection, processing and transfer of Information is important to the Plan administration and that failure to consent to same may prohibit participation in the Plan or receipt of the RSUs. [NTD: For Employees, Directors and individual Consultants include the first signature line and for Consultant entities include the second signature line.]

By:
Name:

[CONSULTANT ENTITY]

By:
Name:
Title:

CHECK THE BOX BELOW IF APPLICABLE:

☐ I am a U.S. Participant, and I understand that my RSUs are subject to the terms and conditions of the Plan specifically applicable to U.S. Participants, including the Addendum for U.S. Participants.

Schedule D

PSU agreement Pursuant to the
GREENBROOK TMS Inc.
AMENDED AND RESTATED OMNIBUS EQUITY INCENTIVE PLAN

This agreement (“Agreement”) is effective as of ■ between Greenbrook TMS Inc. (the “Corporation”), and ■ (the “Participant”).

Pursuant to the Amended and Restated Omnibus Equity Incentive Plan (the “Plan”) of the Corporation, and in consideration of services provided by the Participant to the Corporation or any of its Affiliates in respect of the ________ year, the Corporation hereby grants to the Participant on _________________, ________ (the “Grant Date”) _____ PSUs under the Plan.

The Performance Period for this award is ■ [Insert Date] to ■ [Insert Date].

The PSUs shall vest on _________________ (the “Vesting Date”), subject to the attainment of the following Performance Vesting Conditions: [Insert applicable performance vesting conditions and proportion of PSUs that vest depending on the attainment certain performance criteria. Ensure that all PSUs vest no later than December 15 of the year that is three years from the year in respect of which the PSUs are awarded.] Notwithstanding anything in the Plan to the contrary, the PSUs shall only be settled in cash and not in Common Shares. [NTD: To be determined on a case-by-case basis.]

Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set out in the Plan.

The Corporation and the Participant understand and agree that the granting and settlement of the PSUs are subject to the terms and conditions of the Plan, all of which are incorporated into and form a part of this Agreement. The provisions of the Plan and this Agreement may take away or limit the Participant’s common law rights to PSUs and any common law rights to damages as compensation for the loss of such SUs during any reasonable notice period.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

GREENBROOK TMS Inc.

By:
Name:
Title:

The Participant agrees to the terms and conditions set out herein and confirms and acknowledges that the Participant has not been induced to enter into this Agreement or acquire any PSU by expectation of employment or services or continued employment or services with the Corporation or any of its Affiliates.

The Participant further acknowledges having received and read a copy of the Plan, including the early termination and forfeiture provisions set out in Article 6 of the Plan and the clawback provision set out in Section 10.6 of the Plan, and agrees to comply with it, this Agreement and all applicable laws and regulations. [Furthermore, the Participant specifically acknowledges that the Participant has received and reviewed a copy of the Corporation’s Clawback Policy and that understands and accepts that the PSUs are subject to such policy.][Only include for Participants who are subject to the policy.]

The Participant agrees to provide the Corporation with all information (including personal information, if applicable) required by the Corporation to administer the Plan. The Participant consents to the Corporation and any of its Affiliates sharing and exchanging the Participant’s information held in order to administer and operate the Plan (including, if applicable, personal details, data relating to my participation, salary, taxation and employment and sensitive personal data, including data relating to physical or mental health, criminal conviction or the alleged commission of offences) (“Information”) and providing the Board, the Corporation’s and/or any of its Affiliates’ agents, officers, employees and/or third parties with Information for the administration and operation of the Plan and the Participant accepts that this may involve Information being sent to a country outside of my country of residence which may not have the same level of data protection laws as the Participant’s country of residence, and law enforcement agencies in that country may access Information in accordance with local laws. The Participant acknowledges that the Participant has the right to request a list of the names and addresses of any potential recipients of Information and to review and correct Information by contacting the Participant’s local human resources representative. The Participant acknowledge that the collection, processing and transfer of Information is important to the Plan administration and that failure to consent to same may prohibit participation in the Plan or receipt of the PSUs. [NTD: For Employees, Directors and individual Consultants include the first signature line and for Consultant entities include the second signature line.]

By:
Name:

[CONSULTANT ENTITY]

By:
Name:
Title:

CHECK THE BOX BELOW IF APPLICABLE:

☐ I am a U.S. Participant, and I understand that my PSUs are subject to the terms and conditions of the Plan specifically applicable to U.S. Participants, including the Addendum for U.S. Participants.